Exhibit 19.1
FINWARD BANCORP INSIDER TRADING POLICY

PURPOSE OF POLICY

This Insider Trading Policy (the “Policy”) provides guidelines with respect to transactions in the securities of Finward Bancorp (f/k/a NorthWest Indiana Bancorp) (“FNWD”) and the handling of confidential information about FNWD and the companies with which FNWD does business. FNWD’s Board of Directors (the “Board”) has adopted this Policy to promote compliance with federal, state, and foreign securities laws that prohibit certain persons who are aware of material nonpublic information about a company from: (i) trading in securities of that company; or (ii) providing material nonpublic information to other persons who may trade on the basis of that information.

ADMINISTRATION OF THE POLICY

FNWD’s Chief Risk Officer, General Counsel and Corporate Secretary shall be responsible for the administration of this Policy, and for purposes of this Policy shall serve as the “Compliance Officer”, and in her/his absence, FNWD’s Chief Financial Officer, or another employee designated by FNWD’s Chief Risk Officer, General Counsel and Corporate Secretary shall be responsible for the administration of this Policy and serve as the “Compliance Officer”. All determinations and interpretations by the Compliance Officer shall be final and not subject to further review.

Policy Governance

The Board is responsible for the oversight of this FNWD Insider Trading Policy. This Policy has been designated as a “Significant Policy” for the Bank, and requires the review and approval by the Board at least once every calendar year. Prior to submission to the Board, revisions to this Policy shall first be reviewed and recommended by the Nominating and Corporate Governance Committee. FNWD’s Chief Risk Officer, General Counsel and Corporate Secretary shall be the Policy Owner for this Policy. The Policy Owner will ensure that this Policy is reviewed at least once every calendar year, and additionally updated as changes to applicable laws, regulations, or internal processes warrant.

PERSONS SUBJECT TO THE POLICY

This Policy applies to all officers of FNWD and its subsidiaries, including without limitation,
Peoples Bank, all members of FNWD’s Board of Directors, and all employees of FNWD and its subsidiaries, including without limitation, Peoples Bank. FNWD may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information. This Policy also applies to family members, other members of a person’s household, and entities controlled by a person covered by this Policy, as described below.

TRANSACTIONS SUBJECT TO THE POLICY

This Policy applies to transactions in FNWD’s securities (collectively referred to in this
Policy as “Finward Securities”), including FNWD’s common stock, options to purchase common stock, or any other type of securities that FNWD may issue, including (but not limited to) preferred stock, convertible debentures and warrants, as well as derivative securities that are not
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issued by FNWD, such as exchange-traded put or call options or swaps relating to Finward’s Securities.

INDIVIDUAL RESPONSIBILITY

Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about FNWD and to not engage in transactions in Finward Securities while in possession of material nonpublic information. Each individual is responsible for making sure that he or she complies with this Policy, and that any family member, household member, or entity whose transactions are subject to this Policy, as discussed below, also complies with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of FNWD, the Compliance Officer, or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by FNWD for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violations.”

STATEMENT OF POLICY

It is the policy of FNWD that no director, officer, or other employee of FNWD (or any other person designated by this Policy or by the Compliance Officer as subject to this Policy) who is aware of material nonpublic information relating to FNWD may, directly, or indirectly through family members or other persons or entities:

1.Engage in transactions in Finward Securities, except as otherwise specified in this Policy under the headings “Transactions Under Company Plans,” “Transactions Not
Involving a Purchase or Sale,” and “Rule 10b5-1 Plans;”

2. Recommend the purchase or sale of any Finward Securities;

3. Disclose material nonpublic information to persons within FNWD whose jobs do not require them to have that information, or outside of FNWD to other persons, including, but not limited to, family, friends, business associates, investors, and expert consulting firms, unless any such disclosure is made in accordance with FNWD’s policies regarding the protection or authorized external disclosure of information regarding FNWD; or

4. Assist anyone engaged in the above activities.

In addition, it is the policy of FNWD that no director, officer, or other employee of FNWD (or any other person designated as subject to this Policy) who, in the course of working for FNWD, learns of material nonpublic information about a company with which FNWD does business, including a customer or supplier of FNWD, may trade in that company’s securities until the information becomes public or is no longer material.

There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve FNWD’s reputation for adhering to the highest standards of conduct.

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DEFINITION OF MATERIAL NONPUBLIC INFORMATION

“Material Information”

Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold, or sell securities. Any information that could be expected to affect FNWD’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:

•Projections of future earnings or losses, or other earnings guidance;
•Changes to previously announced earnings guidance, or the decision to suspend earnings guidance;
•A pending or proposed merger, acquisition, or tender offer;
•A pending or proposed acquisition or disposition of a significant asset;
•A pending or proposed joint venture;
•A company restructuring;
•Significant related party transactions;
•A change in dividend policy, the declaration of a stock split, or an offering of additional securities;
•Bank borrowings or other financing transactions out of the ordinary course;
•The establishment of a repurchase program for Finward Securities;
•Major marketing changes;
•A change in management;
•A change in auditors or notification that the auditor’s reports may no longer be relied upon;
•Development of a significant new product, process, or service;
•Pending or threatened significant litigation, or the resolution of such litigation;
•Impending bankruptcy or the existence of severe liquidity problems;
•The gain or loss of a significant customer or supplier; and
•The imposition of a ban on trading in Finward Securities or the securities of another company.

When Information is Considered “Public”

Information that has not been disclosed to the public is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through newswire services, the Dow Jones “broad tape,” a broadcast on widely-available radio or television programs, publication in a widely-available newspaper, magazine, or news website, or public disclosure documents filed with the Securities and Exchange Commission (“SEC”) that are available on the SEC’s website. By contrast, information would likely not be considered widely disseminated if it is available only to FNWD’s employees, or if it is only available to a select group of analysts, brokers, and institutional investors.

Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until after the third business day after the day on which the information is released. If, for example, FNWD were to make an announcement on a Monday, you should not trade in Company Securities until Friday. Depending on the particular
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circumstances, FNWD may determine that a longer or shorter period should apply to the release of specific material nonpublic information.

TRANSACTIONS BY FAMILY MEMBERS AND OTHERS

This Policy applies to your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings, and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Finward Securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Finward Securities (collectively referred to as “Family Members”). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Finward Securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by, or related to you or your Family Members.

TRANSACTIONS BY ENTITIES THAT YOU INFLUENCE OR CONTROL

This Policy applies to any entities that you influence or control, including any corporations, partnerships, limited liability companies, or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.

TRANSACTIONS UNDER COMPANY PLANS

This Policy does not apply in the case of the following transactions, except as specifically noted:

Stock Option Exercises

This Policy does not apply to the exercise of an employee stock option acquired pursuant to FNWD’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have FNWD withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Restricted Stock Awards

This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right (net surrender) pursuant to which you elect to have FNWD withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of restricted stock.

Peoples Bank Employees’ Savings & Profit Sharing Plan and Trust (the “PB 401(k) Plan”)

This Policy applies to certain elections you may make, in your sole discretion, under the Profit Sharing provisions of the PB 401(k) Plan, including: (i) an election to transfer an annual profit sharing contribution to the FNWD stock fund to purchase Finward Securities; (ii) an election to make an intra-plan transfer of an existing account balance into or out of the FNWD
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stock fund; (iii) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your FNWD stock fund balance; and (iv) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the FNWD stock fund.

Dividend Reinvestment Plan

This Policy does not apply to purchases of Finward Securities under any dividend reinvestment plan of FNWD resulting from your reinvestment of dividends paid on Finward Securities. This Policy does apply, however, to voluntary purchases of Finward Securities resulting from additional contributions you choose to make to any such dividend reinvestment plan, and to your election to participate in the plan or increase your level of participation in the plan. This Policy also applies to your sale of any Finward Securities purchased pursuant to the plan.

Other Similar Transactions

Any other purchase of Finward Securities from FNWD or sales of Finward Securities to FNWD are not subject to this Policy.

TRANSACTIONS NOT INVOLVING A PURCHASE OR SALE

Bona fide gifts are not transactions subject to this Policy, unless the person making the gift has reason to believe that the recipient intends to sell Finward Securities while the officer, employee, or director is aware of material nonpublic information, or the person making the gift is subject to the trading restrictions specified below under the heading “Additional Procedures” and the sales by the recipient of Finward Securities occur during a blackout period. Further, transactions in mutual funds that are invested in Finward Securities are not transactions subject to this Policy.

SPECIAL AND PROHIBITED TRANSACTIONS

FNWD has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. Therefore, it is FNWD’s policy that any persons covered by this Policy may not engage in any of the following transactions, or should otherwise consider FNWD’s preferences as described below:

Short-Term Trading

Short-term trading of Finward Securities may be distracting to the person and may unduly focus the person on FNWD’s short-term stock market performance instead of FNWD’s long-term business objectives. For these reasons, any director, officer, or other employee of FNWD who purchases Finward Securities in the open market may not sell any Finward Securities of the same class during the six months following the purchase (or vice versa).

Short Sales

Short sales of Finward Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in FNWD’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve FNWD’s performance. For these reasons, short sales of Finward Securities are prohibited. In addition,
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Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales. (Short sales arising from certain types of hedging transactions are governed by the paragraph below captioned “Hedging Transactions.”)

Publicly-Traded Options

Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a director, officer, or employee is trading based on material nonpublic information and focus a director’s, officer’s, or other employee’s attention on short-term performance at the expense of FNWD’s long-term objectives. Accordingly, transactions in put options, call options, or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy. (Option positions arising from certain types of hedging transactions are governed by the next paragraph below.)

Hedging Transactions

Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds. Such hedging transactions may permit a director, officer, or employee to continue to own Finward Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer, or employee may no longer have the same objectives as FNWD’s other shareholders. Therefore, directors, officers, and employees are prohibited from engaging in any such transactions.

Margin Accounts and Pledged Securities

Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Directors, officers, and other employees are prohibited from holding Finward Securities in a margin account or otherwise pledging Finward Securities as collateral for a loan because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Finward Securities. (Pledges of Finward Securities arising from certain types of hedging transactions are governed by the paragraph above captioned “Hedging Transactions.”)

Standing and Limit Orders

Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer, or other employee is in possession of material nonpublic information. FNWD therefore discourages placing standing orders on Finward Securities. If a person subject to this Policy determines that they must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the restrictions and procedures outlined below under the heading “Additional Procedures.”

ADDITIONAL PROCEDURES

FNWD has established additional procedures in order to assist FNWD in the
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administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and to avoid the appearance of any impropriety. These additional procedures are applicable only to those individuals described below.

For purposes of these additional procedures, “Section 16 Officers” means, pursuant to SEC Rule 16a-1(f), the, President & Chief Executive Officer of FNWD and the Chief Executive Officer of Peoples Bank, the Chief Revenue Officer of FNWD and the President of Peoples Bank, the Chief Operating Officer of FNWD and Peoples Bank, the Chief Financial Officer and Treasurer of FNWD and Peoples Bank.

Pre-Clearance Procedures

Directors and Section 16 Officers, as well as the Family Members and Controlled Entities of such persons, may not engage in any transaction in Finward Securities without first obtaining pre-clearance of the transaction from the Compliance Officer. A request for pre-clearance should be submitted to the Compliance Officer at least three business days in advance of the proposed transaction. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. If the Compliance Officer desires to engage in any transaction involving Finward Securities, he or she must first obtain preclearance of the transaction in accordance with these Pre-Clearance Procedures from FNWD’s Chief Executive Officer. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Finward Securities, and should not inform any other person of the restriction.

When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about FNWD, and should describe fully those circumstances to the Compliance Officer. The requestor should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5. The requestor should also be prepared to comply with SEC Rule 144 and file Form 144, if necessary, at the time of any sale.

Blackout Periods and Other Restrictions on Trading

Quarterly Trading Restrictions. Directors, Section 16 Officers, and any other persons designated by the Compliance Officer, as well as their Family Members or Controlled Entities, may not conduct any transactions involving Finward’s Securities (other than as specified by this Policy), during a “Blackout Period” beginning fifteen (15) calendar days prior to the end of each fiscal quarter of FNWD and ending on the third business day following the date of the public release of FNWD’s earnings results for that quarter. In other words, these persons may only conduct transactions in Finward Securities during the “Window Period” beginning on the third business day following the public release of FNWD’s quarterly earnings and ending on the date that is the sixteenth (16th) day prior to the close of the next fiscal quarter.

Under certain very limited circumstances, a person subject to this restriction may be permitted to trade during a Blackout Period, but only if the Compliance Officer concludes that the person does not in fact possess material nonpublic information. Persons wishing to trade during a Blackout Period must contact the Compliance Officer for approval at least three business days in advance of any proposed transaction involving Finward Securities.

Event-Specific Trading Restriction Periods. From time to time, an event may occur that is material to FNWD and is known by only a few directors, officers, and/or employees. So long as the event remains material and nonpublic, the Directors, Section 16 Officers, any other persons designated by the Compliance Officer, as well as their Family Members or Controlled Entities,
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may not trade Finward Securities. In addition, FNWD’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Compliance Officer, designated persons should refrain from trading in Finward Securities even sooner than the typical Blackout Period described above. In that situation, the Compliance Officer may notify these persons that they should not trade in Finward’s Securities, without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or extension of a Blackout Period will not be announced to FNWD as a whole, and should not be communicated to any other person. Even if the Compliance Officer has not designated you as a person who should not trade due to an event-specific restriction, you should not trade while aware of material nonpublic information. Exceptions will not be granted during an event-specific trading restriction period.

Exceptions. The quarterly trading restrictions and event-driven trading restrictions do not apply to those transactions to which this Policy does not apply, as described above under the headings “Transactions Under Company Plans” and “Transactions Not Involving a Purchase or Sale.” Further, the requirement for pre-clearance, the quarterly trading restrictions, and event driven trading restrictions do not apply to transactions conducted pursuant to approved Rule 10b5-1 plans, described below under the heading “Rule 10b5-1 Plans.”

RULE 10b5-1 PLANS

Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provides a defense from insider trading liability under Exchange Act Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b51 trading plan for transactions in Finward Securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Finward Securities may be purchased or sold without regard to certain insider trading restrictions. To comply with the Policy, a Rule 10b5-1 Plan must be approved by the Compliance Officer and meet the requirements of Rule 10b5-1. In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information. In this regard, a Rule 10b5-1 Plan must be entered into only during a Window Period, and shall not be entered into during any Blackout Period or during the existence of an event-specific trading restriction period imposed by FNWD. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded, or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance, or delegate discretion on these matters to an independent third party.

Any Rule 10b5-1 Plan must be submitted for approval 10 calendar days prior to the entry into the Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.

POST-TERMINATION TRANSACTIONS

This Policy shall continue to apply to transactions in Finward Securities even after termination of service to FNWD. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not trade in Finward Securities until that information has become public or is no longer material. However, the pre-clearance procedures specified under the heading “Additional Procedures” above will cease to apply to transactions in Finward Securities upon the expiration of any Blackout Period or other FNWD-imposed trading restrictions applicable at the time of the termination of service.

CONSEQUENCES OF VIOLATIONS

The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in Finward’s Securities, is
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prohibited by federal and state securities laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys, and state enforcement authorities, as well as the laws of foreign jurisdictions. Punishment for insider trading violations is severe, and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

In addition, an individual’s failure to comply with this Policy may subject the individual to company-imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.

COMPANY ASSISTANCE

Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Compliance Officer, who can be reached by telephone at (219) 853-7080, or by e-mail at dkwait@ibankpeoples.com.

CERTIFICATION

All persons subject to this Policy must certify their understanding of, and intent to comply with, this Policy, as follows:

CERTIFICATION

The undersigned hereby certifies that:

1.I have read and understand the Finward Bancorp Insider Trading Policy (the “Policy”). I understand that the Compliance Officer is available to answer any questions I have regarding the Policy.

2. Since [March 13, 2026, which is the effective date of the Policy, or such shorter period of time that I have been an employee of FNWD, I have complied with the Policy.

3. I will continue to comply with the Policy for as long as I am subject to the Policy.

Printed Name:

Signature:

Date:

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